Exhibit 8.1

1919 Pennsylvania Ave NW, Suite 800 Washington, DC 20006-3404 202.625.3500 tel 202.298.7570 fax katten.com

May 18, 2026

Ford Credit Floorplan Corporation

c/o Ford Credit SPE Management Office

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

c/o Ford Credit SPE Management Office

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Re:	Ford Credit Floorplan Master Owner Trust A, Series 2026-1 Registration Statement on Form SF-3 File No. 333-283567

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Floorplan Corporation, a Delaware corporation ("FCF Corp"), and Ford Credit Floorplan LLC, a Delaware limited liability company ("FCF LLC" and, together with FCF Corp, the "Co-Registrants"), and Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust, as issuer (the "Trust"), in connection with the above-referenced Registration Statement (the "Registration Statement"), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Series 2026-1, Class A and Class B (collectively, the "Notes"). The Trust is governed by the Second Amended and Restated Trust Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the "Trust Agreement"), between the Co-Registrants, as depositors, and U.S. Bank Trust National Association, as owner trustee (the "Owner Trustee"), and the Notes will be issued under and pursuant to the Second Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the "Indenture"), between the Trust and The Bank of New York Mellon, as indenture trustee (the "Indenture Trustee"), as supplemented by the Series 2026-1 Indenture Supplement, dated as of May 1, 2026 (the "Indenture Supplement"), entered into between the Trust and the Indenture Trustee. The Indenture, the Indenture Supplement and the Trust Agreement are referred to in this opinion as the "Agreements".

We have examined (a) the Agreements, (b) the prospectus, dated May 5, 2026 (the "Prospectus"), relating to the offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY       CHARLOTTE       CHICAGO       DALLAS       LOS ANGELES

NEW YORK       ORANGE COUNTY       SHANGHAI       WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Ford Credit Floorplan Corporation

Ford Credit Floorplan LLC

May 18, 2026

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements and will be duly executed and delivered by the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus. As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Co-Registrants and others.

As special tax counsel to the Co-Registrants, we have advised the Co-Registrants regarding material federal income tax aspects of the proposed issuance of the Notes under the Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings "Summary—Tax Status" and "Tax Considerations" in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion letter, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion letter. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the Notes, and to references to this firm as special tax counsel to the Co-Registrants under the headings in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued under the Securities Act of 1933, as amended, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP